Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Hagedorn named Neogen VP of food safety operations

LANSING, Mich., April 6, 2018 — Neogen Corporation (NASDAQ: NEOG) announced today that Jerome Hagedorn has been named its vice president of food safety operations. In his new role, Hagedorn will be responsible for the manufacturing, supply chain, shipping and warehousing, engineering and quality systems for Neogen’s rapidly expanding global food safety operations.

Prior to joining Neogen, Hagedorn spent the past eight years as vice president of operations at Siemens Healthcare Diagnostics. At Siemens, he was responsible for plant operations, including diagnostic instrument manufacturing and new product introduction, at company facilities that employed more than 1,000 in New Jersey and Connecticut.

“With a wealth of experience in the manufacturing of diagnostic instruments, and virtually all aspects of maintaining a global product supply chain, Jerome is exceptionally well qualified to take over our food safety operations,” said John Adent, Neogen’s chief executive officer and president. “We are pleased to have a person of Jerome’s caliber available to help Neogen build upon the success that we have achieved in our first 36 years in business.”

Prior to joining Siemens in 2010, Hagedorn held a variety of senior-level positions over a 20-year career, including director of manufacturing at Bayer Healthcare in Indiana, director of lean manufacturing at Invensys in Ohio, and manager of automated manufacturing at Siemens Electronic Components in Mexico.

Hagedorn will be based at Neogen’s corporate headquarters in Lansing, Mich., and he will report directly to CEO John Adent.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

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